Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

BRADLEY ENERGY U.S.A., INC.,

AND

QUEST OIL & GAS, LLC

Dated as of June 4, 2008

TABLE OF CONTENTS

PAGE

ARTICLE 1 FARMOUT AND PURCHASE OPTION	1
Section 1.1 Farmout Agreement	1
Section 1.2 Consideration for Farmout Agreement	1
Section 1.3 Purchase Option	1
Section 1.4 Exercise of Purchase Option	1
Section 1.5 Closing of Purchase Option	1
Section 1.6 Closings	2
ARTICLE 2 PURCHASE AND SALE	2
Section 2.1 Purchase and Sale	2
Section 2.2 Certain Definitions	2
Section 2.3 Information About the Leases	5
ARTICLE 3 PURCHASE PRICE	5
Section 3.1 Purchase Price	5
ARTICLE 4 TITLE MATTERS	6
Section 4.1 Title.	6
Section 4.2 Definition of Defensible Title	6
Section 4.3 Definition of Permitted Encumbrances	7
Section 4.4 Title Defects	7
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BRADLEY	8
Section 5.1 Existence	8
Section 5.2 Power	8
Section 5.3 Authorization and Enforceability	8
Section 5.4 No Conflicts	8
Section 5.5 Liability for Brokers’ Fees	9
Section 5.6 Litigation	9
Section 5.7 Taxes and Assessments	9
Section 5.8 Outstanding Capital Commitments	9
Section 5.9 Compliance with Laws	9
Section 5.10 Payments for Production	9
Section 5.11 Material Contracts	10
Section 5.12 Additional Drilling Obligations	10
Section 5.13 No Adverse Changes	10
Section 5.14 Foreign Person	10
Section 5.15 Insolvency	10
Section 5.16 Environmental Protection	10
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF QUEST	10
Section 6.1 Existence and Qualification	10
Section 6.2 Power	11
Section 6.3 Authorization and Enforceability	11
Section 6.4 No Conflicts	11
Section 6.5 Liability for Brokers’ Fees	11
Section 6.6 Litigation	11

i

TABLE OF CONTENTS (continued)

PAGE

Section 6.7 Qualified Leaseholder	11
Section 6.8 Available Funds	11
ARTICLE 7 COVENANTS OF THE PARTIES	12
Section 7.1 Public Announcements	12
Section 7.2 Material Developments	12
Section 7.3 Tax Matters	12
Section 7.4 Operation Under Existing Contracts	13
Section 7.5 Records	13
Section 7.6 Confidentiality Obligation	13
Section 7.7 Further Assurances	13
ARTICLE 8 CONDITIONS TO CLOSING	13
Section 8.1 Conditions of Bradley to the First Closing	13
Section 8.2 Conditions of Bradley to the Second Closing	14
Section 8.3 Termination by Bradley	14
Section 8.4 Conditions of Quest to the First Closing	14
Section 8.5 Conditions of Quest to the Second Closing	15
Section 8.6 Termination by Quest	16
ARTICLE 9 CLOSING DELIVERIES	16
Section 9.1 Obligations of Bradley at the First Closing	16
Section 9.2 Obligations of Bradley at the Second Closing	16
Section 9.3 Obligations of Quest at the First Closing	16
Section 9.4 Obligations of Quest at the Second Closing	16
ARTICLE 10 INDEMNIFICATION; LIMITATIONS	16
Section 10.1 Assumption and Indemnification.	16
Section 10.2 Damages and Claims.	18
Section 10.3 Indemnification Actions	19
Section 10.4 Limitation on Actions.	20
ARTICLE 11 AREA OF MUTUAL INTEREST	21
Section 11.1 Designation of AMI	21
Section 11.2 Acquisition of New Leases within the AMI.	21
ARTICLE 12 OPERATIONS ON THE LEASES	22
Section 12.1 Shallow Rights Reservation	22
Section 12.2 Bradley Transportation Line	22
Section 12.3 Shallow Rights Wells	22
Section 12.4 Quest as Operator of Deep Rights	22
Section 12.5 Quest Exploitation of Deep Rights	23
Section 12.6 Coordination of Drilling Operations	23
Section 12.7 Deep Wells Capable of Production.	23
ARTICLE 13 MISCELLANEOUS	23
Section 13.1 Counterparts	23
Section 13.2 Notices	24

ii

TABLE OF CONTENTS (continued)

PAGE

Section 13.3 Sales or Use Tax, Recording Fees and Similar Taxes and Fees	24
Section 13.4 Expenses	24
Section 13.5 Governing Law	25
Section 13.6 Captions	25
Section 13.7 Waivers	25
Section 13.8 Assignment	25
Section 13.9 Entire Agreement	25
Section 13.10 Amendment; Waivers	25
Section 13.11 No Third-Party Beneficiaries	25

iii

Index of Defined Terms

Defined Term

Access Rights	Section 2.1
Acquisition Costs	Section 11.2(b)
Affiliate	Section 2.2(a)
Agreement	Preamble
AMI	Section 11.1
Assignment	Section 9.2(c)
Assumed Liabilities	Section 10.1(b)
Bradley	Preamble
Bradley Indemnified Persons	Section 10.1(a)
Business Day	Section 2.2(b)
Claim Notice	Section 10.3(b)
Contract Operating Agreement	Section 2.2(c)
Damages	Section 10.1(d)
Deep Rights	Section 2.2(d)
Defensible Title	Section 4.2
Easements	Section 2.2(e)
Encumbrance	Section 4.2
Environmental Claim	Section 2.2(f)
Environmental Law	Section 2.2(g)
Environmental Permit	Section 2.2(h)
Farmout Agreement	Section 1.1
Farmout Consideration	Section 1.2
First Closing	Section 1.6
First Closing Date	Section 1.1
Governmental Authority	Section 2.2(i)
Hazardous Material	Section 2.2(j)
Hydrocarbons	Section 2.2(k)
Indemnified Party	Section 10.3(a)
Indemnified Persons	Section 10.1(c)
Indemnifying Party	Section 10.3(a)
Lands	Section 2.2(l)
Laws	Section 2.2(m)
Leases	Section 1.1
Material Adverse Change	Section 7.2
Material Adverse Effect	Section 2.2(n)
Material Contracts	Section 2.2(o)
New Leases	Section 11.1
Option Period	Section 1.4
Party; Parties	Preamble
Permits	Section 2.2(p)
Permitted Encumbrances	Section 4.3
Person	Section 2.2(q)
Purchase Option	Section 1.3

Index of Defined Terms - 1

Index of Defined Terms

Purchase Option Notice	Section 1.4
Purchase Price	Section 3.1
Quest	Preamble
Quest Indemnified Persons	Section 10.1(c)
Records	Section 2.2(r)
Release	Section 2.2(s)
Remedial Action	Section 2.2(t)
Schedule of Material Contracts	Section 2.2(u)
Second Closing	Section 1.6
Second Closing Date	Section 1.5
Shallow Rights	Section 2.2(v)
Tax	Section 2.2(w)
Third Party Claim	Section 10.3(b)
Title Defect	Section 4.4
Title Defect Notice	Section 4.4

Index of Defined Terms - 2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement” or “PSA”), dated as of June 4, 2008, is by and between BRADLEY ENERGY U.S.A., INC. (“Bradley”), a Delaware corporation, and QUEST OIL & GAS, LLC (“Quest”), a Kansas limited liability company . Bradley and Quest are sometimes referred to together as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, Bradley desires to sell and Quest desires to purchase certain interests in oil and gas properties owned by Bradley.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

FARMOUT AND PURCHASE OPTION

Section 1.1     Farmout Agreement. Concurrently with the First Closing on this PSA (the “First Closing Date”) Bradley and Quest will enter into a Farmout Agreement (the “Farmout Agreement”) pursuant to which Bradley will grant to Quest certain drilling and other rights in and to the oil and gas leases owned by Bradley in Potter County, Pennsylvania, including, but not limited to those set out on the Schedule of Oil and Gas Leases attached as Exhibit A (the “Leases”).

Section 1.2     Consideration for Farmout Agreement. As consideration for Bradley’s execution of the Farmout Agreement and granting of the Purchase Option provided for in Section 1.3, Quest shall deliver to Bradley by wire transfer of immediately available funds at the First Closing the sum of $4,000,000 (“the “Farmout Consideration”).

Section 1.3     Purchase Option. Bradley hereby grants to Quest an option (the “Purchase Option”) to purchase the Leases, on such terms and subject to such conditions as are herein set forth.

Section 1.4     Exercise of Purchase Option. Quest may exercise the Purchase Option at any time during the one year period following the First Closing Date (the “Option Period”) by providing to Bradley written notice (the “Purchase Option Notice”) of Quest’s desire to so exercise.

Section 1.5     Closing of Purchase Option. If Quest notifies Bradley of Quest’s desire to exercise the Purchase Option, the purchase and sale of the Deep Rights to the Leases contemplated thereby shall be closed within 10 Business Days thereafter (the “Second Closing Date”). If Quest elects not to exercise the Purchase Option or if it does not deliver a Purchase Option Notice to Bradley prior to the expiration of the Option Period, then this Agreement shall

PURCHASE AND SALE AGREEMENT

automatically terminate and neither Quest nor Bradley shall thereafter have any further obligation hereunder.

Section 1.6     Closings. Unless otherwise agreed to in writing by Quest and Bradley, the closing of the transactions contemplated to take place on the First Closing Date (the “First Closing”) shall take place at a location and at a time mutually agreeable to the Parties, or by facsimile transmission and courier delivery, or by such other means as Quest and Bradley may mutually agree, on the First Closing Date and the closing of the transactions contemplated to take place on the Second Closing Date (the “Second Closing”) shall take place at a location and at a time mutually agreeable to the Parties, or by facsimile transmission and courier delivery, or by such other means as Quest and Bradley may mutually agree, on the Second Closing Date.

ARTICLE 2

PURCHASE AND SALE

Section 2.1     Purchase and Sale. At the Second Closing, Bradley agrees to sell to Quest and Quest agrees to purchase, accept and pay for (i) all rights, title and interest in and to the Deep Rights to the Leases, and (ii) such rights, title and interest in and to the Easements as are necessary for the exploitation of the Deep Rights to the Leases (the “Access Rights”) excluding any Deep Rights and Access Rights that have been transferred to Quest prior to the Second Closing Date under the Farmout Agreement.

Section 2.2	Certain Definitions. As used herein:

(a)       “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)       “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York, United States of America.

(c)       “Contract Operating Agreement” means that certain Contract Operating Agreement provided for in Section 12.5.

(d)       “Deep Rights” means all depths from and below the shallower of (i) 300 feet above the  top of the  Devonian Tully Limestone Formation at  a depth of  4677 feet, or (ii) the top of the  Geneseo Shale  Formation at a depth of  4576 feet ; both as seen in  the  gamma ray log  dated August 26, 2004 for the  Ohio Kentucky Oil Company, Crispell #2  well,  API # 31-105-21111, Ulysses Township, Potter County Pennsylvania.

(e)       “Easements” means all easements, permits, licenses, servitudes, rights of way, surface leases and other surface rights appurtenant to, and used or held for use in connection with, the Deep Rights to the Leases.

(f)        “Environmental Claim” means any notice by a Governmental Authority or any Person for personal injury, damage to tangible property, damage to the environment, or for fines, penalties or restrictions resulting from or based upon:

PURCHASE AND SALE AGREEMENT

(i)        the existence or the continuation of the existence of a Release (whether sudden or non-sudden, accidental or non-accidental) of or exposure to any Hazardous Material, into or onto the environment (including, without limitation, the air, ground, ground water, surface water or any surface) at, in, by, from or related to the Lands;

(ii)       the transportation, storage, treatment or disposal of hazardous substances or Hazardous Materials in connection with the operation of the Leases; or

(iii)      the violation or alleged violation of any statute, ordinance, order, rule, regulation, Environmental Permit or license of or from any governmental authority, agency or court relating to environmental matters connected with the Lands.

(g)       “Environmental Law” means any and all laws, statutes, ordinances, rules, regulations or orders of any Governmental Authority in effect as of the date of this Agreement pertaining to health or the environment and applicable to the Lands.

(h)       “Environmental Permit” means any permit, approval, authorization, license, variance or permission required or received from a Governmental Authority under any Environmental Law.

(i)        “Governmental Authority” means any nation and any political subdivision thereof, and any governmental agency, department, court, commission, board, bureau, ministry, agency, or other instrumentality of such a nation or political subdivision exercising or entitled to exercise administrative, executive, judicial, legislative, police, regulatory or taxing authority over the Leases.

(j)        “Hazardous Material” means any means any substances or materials defined as hazardous or toxic under any Environmental Law as of the date of this Agreement.

(k)       “Hydrocarbons” means oil, gas, coalbed methane gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof, and any refined or unrefined fractions thereof.

(l)	“Lands” means the lands covered by the Leases.

(m)      “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities other than Environmental Laws.

(n)       “Material Adverse Effect” means any event, change, fact, circumstance or condition that has a material adverse effect on (i) the value, prospects, operation or condition (financial or otherwise) of the Leases taken as a whole, or (ii) the ability of Bradley to consummate the transactions contemplated hereby.

(o)       “Material Contracts” means all presently existing and material written contracts, agreements and instruments applicable to the Leases.

PURCHASE AND SALE AGREEMENT

(p)       “Permit” has the meaning set forth in Section 5.9 (Compliance with Laws) and excludes Environmental Permits.

(q)       “Person” means any individual, corporation, company, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.

(r)        “Records” means all of the following, to the extent related to the Deep Rights to the Leases and Access Rights and in the possession of Bradley: all geological, geochemical and geophysical information, geographic and structural geological maps, well logs, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering (other than reserve engineering) and geological data, bonds, books, records, files, documents (including accounts payable and receivable, accounting records, Leases, deeds, and contracts); all title information (including, but not limited to, lease files, land files, well files, division order files, agreement files, title opinions, abstracts, evidence that rentals and other payments due under the Leases and Material Contracts have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), applications, inspection reports, environmental impact statements, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Authority.

(s)       “Release” means any spill, emission, leaking, pumping, injecting, depositing, disposal, discharge, dispersal, leaching or migration into the indoor/outdoor environment or onto or out of any Lands including, without limitation, the movement of any Hazardous Material through or in the air, soil, surface water, groundwater or property and including, without limitation, the meanings of such words as set forth in the Environmental Laws.

(t)        “Remedial Action” means any action whether required or voluntarily undertaken to: (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor/outdoor environment; (b) contain, mitigate or otherwise prevent the release or the threat of Release or minimize the further Release of any Hazardous Material so that it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care required under the Environmental Laws; or (d) recover response or remedial costs or to secure the involvement or cooperation of other Persons potentially responsible for any cost of remediation including, without limitation, prosecuting any legal action.

(u)       “Schedule of Material Contracts” means the schedule prepared by Bradley related to the representations and warranties contained in ARTICLE 5 and attached as Exhibit B.

(v)	“Shallow Rights” means all depths above the Deep Rights.

(w)      “Tax” means all taxes, including income tax, surtax, margin tax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, ad valorem tax, real property tax, sales tax,

PURCHASE AND SALE AGREEMENT

service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority, together with any interest, fine or penalty thereon, or addition thereto.

Section 2.3     Information About the Leases. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BRADLEY MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION OR RECORDS FURNISHED TO QUEST IN CONNECTION WITH THE ASSETS; (ii) THE QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS INCLUDING, WITHOUT LIMITATION, PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; OR (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS, PROVIDED, HOWEVER, THAT BRADLEY DOES MAKE THE CONVEYANCE OF THE ASSETS WITH FULL SUBSTITUTION AND SUBROGATION OF QUEST, TO THE EXTENT ASSIGNABLE, IN AND TO ALL COVENANTS AND WARRANTIES BY PREDECESSORS IN TITLE TO QUEST AND WITH FULL SUBROGATION OF ALL RIGHTS ACCRUING UNDER THE STATUTES OF LIMITATION OR PRESCRIPTION UNDER THE LAWS OF PENNSYLVANIA AND ALL RIGHTS OF ACTION OF WARRANTY AGAINST SUCH FORMER OWNERS OF THE ASSETS. ANY DATA, INFORMATION OR OTHER RECORDS FURNISHED BY BRADLEY ARE PROVIDED TO QUEST AS A CONVENIENCE AND QUEST’S RELIANCE ON OR USE OF THE SAME IS AT QUEST’S SOLE RISK. QUEST ACKNOWLEDGES THAT (I) THE EXPRESS WAIVERS IN THIS SECTION 2.3 ARE A MATERIAL AND INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE CONSIDERATION THEREOF; AND (II) THESE WAIVERS HAVE BEEN BROUGHT TO THE ATTENTION OF QUEST AND EXPLAINED IN DETAIL AND THAT QUEST HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THESE WAIVERS. THE ASSIGNMENT TO BE DELIVERED BY BRADLEY AT CLOSING SHALL EXPRESSLY SET FORTH THE DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 2.3.

ARTICLE 3

PURCHASE PRICE

Section 3.1     Purchase Price. The purchase price for the Deep Rights under the Leases (the “Purchase Price”) shall be $6,500,000, subject to adjustment as follows:

(a)       If, as of the Second Closing Date, the number of net mineral acres of land covered by the Leases is greater than the number of net mineral acres of land specified on the Schedule of Leases as of the date of this Agreement, then the Purchase Price shall be adjusted upward by an amount equal to the number of net mineral acres so increased multiplied by $350.

PURCHASE AND SALE AGREEMENT

(b)       If, as of the Second Closing Date, the number of net mineral acres of land covered by the Leases is less than the number of net mineral acres of land specified on the Schedule of Leases as of the date of this Agreement, then the Purchase Price shall be adjusted downward by an amount equal to the number of net mineral acres so decreased multiplied by $350.

(c)       By any amount necessary to account for Title Defects in accordance with the provisions of Section 4.4 (Title Defects).

ARTICLE 4

TITLE MATTERS

Section 4.1	Title.

(a)       Bradley represents and warrants to Quest that Bradley has (i) Defensible Title in and to all the Leases as to the working interests and net revenue interests described in the Schedule of Leases (Exhibit A), free and clear of any Encumbrances except Permitted Encumbrances and Encumbrances that are to be released at Second Closing. Provided however, Quest takes title to the Leases subject to all items of record, and all items that can be learned through an inspection of the Leases. Bradley makes no representation or warranty of the quality or quantity of the lessor’s or landowner’s title to the oil and gas estate.

(b)       The assignment of the Leases, in substantially the form of the Form of Assignment attached as Exhibit C, to be delivered by Bradley to Quest at the Second Closing will contain a special warranty of title by, through and under Bradley, but not otherwise, subject to Permitted Encumbrances (as defined in Section 4.3) and will transfer to Quest all of Bradley’s rights or actions on title warranties given or made by Bradley’s predecessors.

Section 4.2     Definition of Defensible Title. As used in this Agreement, the term “Defensible Title” means that title of Bradley in and to the Leases which, subject to Permitted Encumbrances:

(a)       entitles Bradley to receive not less than an 81.25% net revenue interest with respect to any of the Leases without reduction during the life of the Leases;

(b)       obligates Bradley to pay costs and expenses relating to each of the Leases in an amount not greater than the working interest set forth under the caption “Working Interest” or “WI” as set forth in Schedule of Leases (Exhibit A) with respect to the Leases, without increase over the life of the Leases;

(c)       is free and clear of all Encumbrances other than Permitted Encumbrances;

(d)       as used in this Agreement, “Encumbrance” means any pledges, restrictions, charges, leases, liens, mortgages, security interests, contract obligations, options, area of mutual interest agreements, claims and encumbrances of any kind or character, obligation, irregularity or other defect (including a discrepancy or error in net revenue interest or working interest as set forth in the Schedule of Leases).

PURCHASE AND SALE AGREEMENT

Section 4.3     Definition of Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)       Lessors’ royalties, reversionary interests and other burdens (and any liens or security interests created by law or reserved in instruments creating such interests to secure payment of same) to the extent that they do not, individually or in the aggregate, reduce Bradley’s net revenue interests with respect to any of the Leases below 81.25% or increase Bradley’s working interest above that shown in the Schedule of Leases (Exhibit A) without a corresponding increase in the net revenue interest;

(b)       All leases, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leases, to the extent that they do not, individually or in the aggregate, reduce Bradley’s net revenue interests in any of the Leases below 81.25% or increase Bradley’s working interest in any of the Leases above that shown in the Schedule of Leases (Exhibit A) without a corresponding increase in the net revenue interest;

(c)       Third-party consent requirements, preferential rights and similar restrictions with respect to which waivers or consents are obtained by Bradley from the appropriate parties prior to the Second Closing or the appropriate time period for asserting the right has expired; provided, however, that Bradley cannot guarantee that any lessor under a Lease will grant a required consent to assign and the failure to secure such a consent to assign will not constitute a material default or material Title Defect under this Agreement;

(d)       Liens for current Taxes or assessments not yet due or delinquent on the Second Closing Date;

(e)       Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent as of the Second Closing;

(f)        All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;

(g)       Easements, rights of way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Leases that do not interfere with the current or proposed operations on the Leases; or

(h)       Any Encumbrances that do not, individually or in the aggregate, detract from the value of or materially interfere with the use, ownership or operation of the Leases subject thereto or affected thereby (as currently used, owned or operated) and which would be accepted by a reasonably prudent buyer engaged in the business of owning and operating oil and gas properties in Pennsylvania.

Section 4.4     Title Defects. Bradley shall deliver the Leases to Quest, as provided in this Agreement and the Assignment, with an 81.25% net revenue interest. If, prior to the Second

PURCHASE AND SALE AGREEMENT

Closing, Quest discovers that (a) Bradley’s title to the Deep Rights to one or more of the Leases is subject to an outstanding mortgage, deed of trust, lien, security interest, or other burden or encumbrance; (b) Bradley does not have Defensible Title to one or more of the Leases; or (c) Bradley is in default under some provision of a Lease or other contract affecting the Deep Rights to any of the Leases, and the defect will materially affect Quest’s rights to conduct operations in and on the Deep Rights to the defective Lease (each of clauses (a) through (c) referred to either individually or collectively as a “Title Defect”), then Quest shall promptly notify Bradley of such Title Defect in writing (a “Title Defect Notice”). Any such Title Defect Notice delivered by Quest shall include appropriate evidence and documentation to substantiate Quest’s position. Upon delivery of a Title Defect Notice by Quest, Bradley, at Bradley’s option, may attempt to cure the applicable Title Defect at Bradley’s sole risk, cost and expense within 30 days after its receipt of a Title Defect Notice. If, within the 30-day period, Bradley is unable or unwilling to cure the applicable Title Defect to Quest’s satisfaction, then Quest shall have the option to exclude the subject Lease from this Agreement and the Purchase Price shall be adjusted downward by an amount equal to $350 per net leased mineral acre for any and all Leases that were subject to or affected by the Title Defect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BRADLEY

Bradley represents and warrants to Quest the following:

Section 5.1     Existence. Bradley is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Bradley is qualified to do business and is in good standing under the laws of the Commonwealth of Pennsylvania.

Section 5.2     Power. Bradley has all requisite company power and authority to carry on its business as presently conducted, to own, lease and operate the Leases and to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3     Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Bradley. This Agreement has been duly executed and delivered by Bradley and all documents required hereunder to be executed and delivered by Bradley at either the First Closing or the Second Closing will be duly executed and delivered by Bradley, and this Agreement and such other documents constitute, and at both the First Closing and the Second Closing such documents will constitute, the valid and binding obligations of Bradley, enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting the rights and remedies of creditors generally.

Section 5.4     No Conflicts. The execution, delivery and performance of this Agreement by Bradley, and the transactions contemplated by this Agreement will not (i) violate any provision of the articles of incorporation or bylaws of Bradley, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any of

PURCHASE AND SALE AGREEMENT

the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Bradley is a party or which affect the Leases, (iii) violate any judgment, order, ruling, or decree applicable to Bradley as a party in interest or the Leases, (iv) violate any Laws applicable to Bradley or any of the Leases, or (v) require any filing with, notification of or consent, approval, authorization or waiver of any Governmental Authority or other Person.

Section 5.5     Liability for Brokers’ Fees. Quest shall not directly or indirectly have any responsibility, liability or expense, as a result of actions, undertakings or agreements of Bradley for brokerage fees or other similar forms of compensation in connection with this Agreement.

Section 5.6     Litigation. There is no claim, action, suit, litigation, proceeding, arbitration, governmental inquiry, or, to the knowledge of Bradley, other investigation or inquiry of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending with respect to or, to the knowledge of Bradley, threatened against Bradley or the Leases, and neither Bradley nor the Leases is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Bradley, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, decree or award of any Government Authority or arbitrator, including, without limitation, cease-and-desist or other orders.

Section 5.7     Taxes and Assessments. Bradley has caused to be timely filed all Tax returns. Bradley has timely and properly paid or caused to be paid all Taxes, including all ad valorem, property, production, severance, transportation and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from the Leases, except those being contested in good faith. Bradley has not received written notice of any pending claim against Bradley from any applicable taxing authority for assessment of Taxes. There are no audits of Bradley by any applicable taxing authority with respect to Taxes. Except for statutory liens for property taxes and ad valorem taxes, which are not yet due and payable, there are no tax liens on or with respect to the Leases.

Section 5.8     Outstanding Capital Commitments. There are no outstanding commitments to make capital expenditures on the Lands that will be binding on Quest and which Bradley reasonably anticipates will require expenditures in excess of $50,000 in the aggregate.

Section 5.9     Compliance with Laws. Bradley is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own and/or lease the Lands and to carry on its business with respect to the Leases as it is now being conducted (collectively, the “Permits”), and there is no action, proceeding or, to the knowledge of Bradley, investigation pending or threatened regarding suspension or cancellation of any of the Permits. Bradley is not in conflict with, or in default or violation of, (a) any Law to which Bradley is subject or any of the Leases are bound or subject or (b) any of the Permits, and which violation would have a Material Adverse Effect.

Section 5.10   Payments for Production. Bradley is not obligated by virtue of a take or pay payment, call, advance payment, production payment or other similar payment or obligation (other than Royalties to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to

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the Leases at some future time without receiving payment therefore at or after the time of delivery

Section 5.11   Material Contracts. Neither Bradley nor, to the knowledge of Bradley, any other party is in default under any Material Contract. There are no Material Contracts with Affiliates of Bradley that are binding on any of the Leases. The Schedule of Material Contracts lists all Material Contracts related to the Leases. Except as disclosed in the Schedule of Material Contracts, there are no contracts for the purchase, sale, treating, gathering, processing, storage, exchange, and/or transportation of oil, gas or other Hydrocarbons or their products that will be binding on Quest or the Leases after the First Closing Date. Except as required by applicable Law, Bradley is not subject to any obligation to guarantee or act as surety for any obligation of another person or to indemnify or insure another person against loss or third party claim, which obligation will be binding on Quest or the Leases after the First Closing. None of the Material Contracts consist of, nor are the Leases subject to any, hedge contracts, futures contracts, swap contracts, option contracts, or similar derivatives contracts.

Section 5.12   Additional Drilling Obligations. Bradley has not been advised in writing by a lessor of any requirements or demands to drill any wells on any of the lands included in the Leases, which requirements or demands have not been resolved.

Section 5.13   No Adverse Changes. Bradley has no knowledge of any facts that could reasonably be expected to have a Material Adverse Effect on the Leases.

Section 5.14   Foreign Person. Bradley is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 5.15   Insolvency. Bradley is not, and after giving effect to the transactions contemplated hereby will not be, insolvent and is not contemplating bankruptcy and no petition for bankruptcy or involuntary bankruptcy for Bradley has been filed in any court, or to Bradley’s knowledge, is about to be filed.

Section 5.16   Environmental Protection. Bradley (i) has complied with all applicable Environmental Laws, the failure with which to comply would have a Material Adverse Effect on the Leases, and (ii) has not received any notice from any Governmental Authority or any other Person, that has not been dismissed or otherwise lawfully disposed of, that alleges that Bradley has failed to comply with any applicable Environmental Law, the failure with which to comply would reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF QUEST

Quest represents and warrants to Bradley the following:

Section 6.1     Existence and Qualification. Quest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas and has or will have authority to do business in the Comonwealth of Pennsylvania.

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Section 6.2     Power. Quest has all requisite company power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement and to own, lease and operate the Leases.

Section 6.3     Authorization and Enforceability. The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary company action on the part of Quest. This Agreement has been duly executed and delivered by Quest (and all documents required hereunder to be executed and delivered by Quest at either the First Closing or the Second Closing will be duly executed and delivered by Quest) and this Agreement and such other documents constitute, and at both the First Closing and the Second Closing such documents will constitute, the valid and binding obligations of Quest, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally.

Section 6.4     No Conflicts. The execution, delivery and performance of this Agreement by Quest, and the transactions contemplated by this Agreement will not (i) violate any provision of the articles of incorporation or the bylaws of Quest, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Quest is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Quest as a party in interest, or (iv) violate any Laws applicable to Quest or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Authority.

Section 6.5     Liability for Brokers’ Fees. Bradley shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Quest, for brokerage fees, or other similar forms of compensation in connection with this Agreement.

Section 6.6     Litigation. There are no actions, suits or proceedings pending, or to Quest’s knowledge, threatened in writing before any Governmental Authority against Quest or any subsidiary of Quest that are reasonably likely to impair materially Quest’s ability to perform its obligations under this Agreement.

Section 6.7     Qualified Leaseholder. Quest meets the area-wide bonding and any other bonding requirements of the Commonwealth of Pennsylvania and other governmental authorities and is qualified to own the Leases and Deep Rights wells drilled thereon. Quest is not aware of any fact that could reasonably be expected to cause the Commonwealth of Pennsylvania or other Governmental Authority to fail to unconditionally approve the assignment of the Leases to Quest.

Section 6.8     Available Funds. Quest will have sufficient cash available to enable it to consummate the transactions contemplated by this Agreement as and when provided for herein.

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ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1     Public Announcements. Bradley and Quest agree that prior to making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, the Party desiring to make such public announcement or statement shall consult with the other Party and shall obtain the written consent of such Party to the text of any such public announcement or statement, such consent not to be unreasonably withheld. Nothing contained in this Section 7.1 shall be construed to require either Bradley or Quest to obtain the approval of the other Party to disclose information with respect to this Agreement or the transactions contemplated hereby (including without limitation the filing of this Agreement with the Securities and Exchange Commission) to any Governmental Authority to the extent required by applicable Law or Environmental Law or necessary to comply with disclosure requirements of a national securities exchange or any applicable securities laws; provided, however, that Quest and Bradley agree to provide each other with not less than 24-hour, written notice prior to any such disclosures or filings. Quest and its Affiliates may issue a press release regarding this Agreement and the transactions contemplated hereby on the date of the execution of this Agreement.

Section 7.2     Material Developments. Bradley shall promptly notify Quest of, and furnish Quest any information it may reasonably request with respect to, the occurrence, to the knowledge of Bradley, of (a) any written notice of default under any Lease or Material Contract or of any action to alter, terminate, or rescind or procure a judicial reformation of any Lease or Material Contract received or given by Bradley, (b) any written notice of any pending action or action threatened in writing relating to any Lease or that would be material to Bradley, or (c) any event or condition arising between April 14, 2008 and the Second Closing Date that reasonably could be expected (i) to have a Material Adverse Effect (a “Material Adverse Change”) other than a change that is the result of general economic or industry-wide conditions that does not disproportionately affect Bradley or the Leases, or (ii) to cause any of the conditions to Quest’s obligation to consummate the purchase and sale of the Deep Rights under the Leases not to be fulfilled. Quest shall promptly notify Bradley of, and furnish Bradley any information it may reasonably request with respect to, the occurrence, to the knowledge of Quest, any event or condition arising between April 14, 2008 and the Second Closing Date that reasonably could be expected to cause any of the conditions to Bradley’s obligation to consummate the purchase and sale of the Deep Rights under the Leases not to be fulfilled.

Section 7.3     Tax Matters. Quest shall be responsible for all Taxes measured by Quest’s ownership, use or exercise of any rights or interests under or to the Leases, to the extent those rights and interests are granted or assigned to Quest pursuant to the provisions of this Agreement or the Farmout Agreement, all sales or use taxes occasioned by the consummation of the grant or assignment of such rights or interests to Quest and all documentary, filing and recording fees related thereto. Bradley shall be responsible for all Taxes measured by the ownership or use of the Leases and not assumed by Quest pursuant to the immediately preceding sentence. Regardless of which Party is responsible, Bradley shall be responsible for filing all Tax returns required to be filed with respect to Taxes owed in relation to periods before the Second Closing.

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Section 7.4     Operation Under Existing Contracts. Provided that Bradley is serving as Contract Operator under the Contract Operating Agreement both before and after the Second Closing, Bradley shall allow and take such action as is reasonably necessary (which does not include any expenditure by Bradley) to permit Quest to drill and operate wells on the Lands as contemplated by this Agreement and the Farmout Agreement and to engage in all activities reasonably related thereto under those existing third-party contracts to which Bradley is a party. Bradley and Quest agree to cooperate with one another with regard to such activities as provided in Section 12.7.

Section 7.5     Records. Within five days after the First Closing Date, Bradley shall deliver or cause to be delivered, or otherwise made available, to Quest, all of the Records provided to Quest in the data room in Houston, Texas. Quest will have the right to make copies, at Quest’s expense, of any and all of such Records for 30 Business Days after the First Closing Date, after which the Records must be returned to Bradley at Bradley’s Virginia office. This obligation shall extend to all Records acquired by at any time after the First Closing Date and before the Second Closing Date.

Section 7.6     Confidentiality Obligation. After the Second Closing, the Parties shall keep confidential all information relating to the other Party’s interest in the Leases, except as required by applicable Law, administrative process or the applicable rules of any stock exchange to which the Parties or their respective Affiliates are subject and except for information which is available to the public on the date hereof or thereafter becomes available to the public other than as a result of a breach by Party, or its Affiliates of this Section 7.6. The covenant contained in this Section 7.6 shall survive the Second Closing for a period of twenty-four months following the Second Closing Date; provided, however, that notwithstanding the termination of the covenant set forth in this Section 7.6, any confidentiality provision in any contract or agreement which is binding on Bradley shall remain in full force and effect in accordance with its terms.

Section 7.7     Further Assurances. Bradley and Quest each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1     Conditions of Bradley to the First Closing. The obligations of Bradley to consummate the transactions contemplated by this Agreement are subject, at the option of Bradley, to the satisfaction on or prior to the First Closing of each of the following conditions:

(a)       Representations. Each of the representations and warranties of Quest contained in ARTICLE 6 (QUEST REPRESENTATIONS AND WARRANTIES) shall be true and correct when made and at and as of the First Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time, except as otherwise contemplated by this Agreement;

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(b)       Performance. Quest shall have performed or observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the First Closing Date;

(c)       Litigation; Orders. No suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking damages in connection with the transactions contemplated hereby, shall be pending or threatened before any Governmental Authority, and no order, decree, Law, Environmental Law or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that prohibits or delays the consummation of the transaction contemplated hereby; and

(d)       Deliveries. Quest shall have delivered to Bradley duly executed counterparts of the Farmout Agreement and the Contract Operating Agreement.

Section 8.2     Conditions of Bradley to the Second Closing. The obligations of Bradley to consummate the transactions contemplated by this Agreement on and after the Second Closing Date are subject, at the option of Bradley, to the satisfaction on or prior to the Second Closing of each of the following conditions:

(a)       Representations. Each of the representations and warranties of Quest in ARTICLE 6 (QUEST REPRESENTATIONS AND WARRANTIES) shall be true and correct when made and at and as of the Second Closing Date as if made as of such time, except as otherwise contemplated by this Agreement;

(b)       Performance. Quest must have performed or observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Second Closing Date;

(c)       Litigation; Orders. No suit or other proceeding that would restrain or prohibit the transactions contemplated by this Agreement shall be pending or threatened before any Governmental Authority, and no order, Law, Environmental Law or injunction shall have been enacted or promulgated that prohibits or delays the consummation of such transactions;

(d)       Exercise of Option. Quest must have delivered to Bradley the Purchase Option Notice in accordance with Section 1.4 (Exercise of Purchase Option).

Section 8.3     Termination by Bradley. If any material condition to Bradley’s obligation to close in Section 8.2 has not been satisfied or waived by Bradley prior to August 30, 2009, then Bradley may terminate this Agreement by providing written notice of termination to Quest. Following such termination, neither Quest nor Bradley will have any further obligation under this Agreement.

Section 8.4     Conditions of Quest to the First Closing. The obligations of Quest to consummate the transactions contemplated by this Agreement are subject, at the option of Quest, to the satisfaction on or prior to First Closing Date of each of the following conditions:

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(a)       Representations. The representations and warranties of Bradley in ARTICLE 4 (TITLE MATTERS) and ARTICLE 5 (BRADLEY REPRESENTATIONS AND WARRANTIES) must be true and correct when made and at and as of the First Closing Date as if those representations and warranties had been made at and as of such time, except as otherwise contemplated by this Agreement;

(b)       Performance. Bradley must have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the First Closing Date;

(c)       Litigation. No suit or other proceeding that would restrain or prohibit the transactions contemplated by this Agreement shall be pending or threatened before any Governmental Authority, and no order, Law, Environmental Law or injunction shall have been enacted or promulgated that prohibits or delays the consummation of such transactions;

(d)       Deliveries. Bradley must have delivered to Quest duly executed counterparts of the Farmout Agreement and the Contract Operating Agreement; and

(e)       No Material Adverse Change. There shall have not occurred since April 14, 2008, any Material Adverse Change.

Section 8.5     Conditions of Quest to the Second Closing. The obligations of Quest to consummate the transactions contemplated by this Agreement on and after the Second Closing Date are subject, at the option of Quest, to the satisfaction on or prior to the Second Closing of each of the following conditions:

(a)       Representations. The representations and warranties of Bradley contained in ARTICLE 4 (TITLE MATTERS) and ARTICLE 5 (BRADLEY REPRESENTATIONS AND WARRANTIES) shall be true and correct when made and at and as of the Second Closing Date as if made at and as of such time, except as otherwise contemplated by this Agreement;

(b)       Performance. Bradley shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Second Closing Date;

(c)       Litigation. No suit or other proceeding that would restrain or prohibit the transactions contemplated by this Agreement shall be pending or threatened before any Governmental Authority, and no order, Law, Environmental Law or injunction shall have been enacted or promulgated that prohibits or delays the consummation of such transactions;

(d)       Deliveries. Bradley shall have delivered to Quest duly executed counterparts of the Assignment; and

(e)       Exercise of Option. Quest shall have exercised the Option by delivering to Bradley a Purchase Option Notice in accordance with the provisions of Section 1.4 (exercise of Purchase Option).

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Section 8.6     Termination by Quest. If any material condition to Quest’s obligation to close set forth in Section 8.5 has not been satisfied or waived by Quest prior to August 30, 2009, then Quest may terminate this Agreement by providing written notice of termination to Bradley. Following such termination, neither Quest nor Bradley will have any further obligation under this Agreement.

ARTICLE 9

CLOSING DELIVERIES

Section 9.1     Obligations of Bradley at the First Closing. At the First Closing, upon the terms and subject to the conditions of this Agreement, Bradley will deliver or cause to be delivered to Quest:

(a)       the duly executed Farmout Agreement and the duly executed Contract Operating Agreement; and

(b)       all consents, approvals and authorizations of any Governmental Authority necessary to allow Quest to conduct drilling and related operations on the Lands immediately following the First Closing, to the extent contemplated by the Farmout Agreement, in a manner consistent with the drilling and related operations of Bradley conducted immediately prior to the First Closing.

Section 9.2     Obligations of Bradley at the Second Closing. At the Second Closing, and subject to this Agreement, Bradley shall deliver or cause to be delivered to Quest, by facsimile transmission, courier delivery or by such other means as Quest and Bradley may mutually agree, an Assignment of Oil and Gas Leases duly executed by Bradley in substantially the form of the Form of Assignment attached as Exhibit C (the “Assignment”).

Section 9.3     Obligations of Quest at the First Closing. At the First Closing, upon the terms and subject to the conditions of this Agreement, Quest shall deliver or cause to be delivered to Bradley (i) a wire transfer of the Farmout Consideration in immediately available funds, (ii) the duly executed Farmout Agreement; and (iii) the duly executed Contract Operating Agreement.

Section 9.4     Obligations of Quest at the Second Closing. At the Second Closing, upon the terms and subject to the conditions of this Agreement, Quest shall deliver or cause to be delivered to Bradley (i) a wire transfer of the Purchase Price, and (ii) the Assignment, duly executed by Quest.

ARTICLE 10

INDEMNIFICATION; LIMITATIONS

Section 10.1	Assumption and Indemnification.

(a)       Quest Indemnification of Bradley. As of and after the date of this Agreement, Quest indemnifies and will defend Bradley, its Affiliates, co-owners of Leases, and its and their officers, directors, shareholders, members, managers, partners, agents, employees

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and representatives (collectively, “Bradley Indemnified Persons”) from and against all Damages incurred or suffered by such Bradley Indemnified Persons:

(i)        to the extent caused by or arising out of or resulting from Quest’s ownership, use or operation of or operations on the Leases or Lands (or operations on behalf of Quest, including operations by Bradley under the Contract Operating Agreement);

(ii)       to the extent caused by or arising out of or resulting from Quest’s breach of any of Quest’s covenants or agreements contained in ARTICLE 7 (COVENANTS OF THE PARTIES);

(iii)      to the extent caused by or arising out of or resulting from any breach of any representation or warranty made by Quest contained in ARTICLE 6 (QUEST REPRESENTATION AND WARRANTIES); or

(iv)      to the extent caused by Quest’s breach or violation of Section 10.1(b) or failure to pay the Assumed Liabilities.

(b)       Quest Assumed Liabilities. Quest shall, and does hereby agree to, assume and perform all of the following (collectively, the “Assumed Liabilities”):

(i)        all of Bradley’s obligations and covenants with respect to and as required in the Leases to the extent of Quest’s operations on the Lands and Leases pursuant to the provisions of this Agreement or the Farmout Agreement;

(ii)       all of Bradley’s obligations under the Material Contracts to the extent Quest operates under any of the Material Contracts in connection with the exercise of its rights under this Agreement;

(iii)      responsibility for all royalties and other burdens or encumbrances to which Quest’s ownership, use or exercise of any rights or interests under, to or in connection with the Leases, to the extent those rights and interests are granted or assigned to Quest pursuant to the provisions of this Agreement or the Farmout Agreement are subject;

(iv)      responsibility for compliance with all Laws pertaining to the ownership, use or exercise by Quest of any rights or interests under, to or in connection with the Leases, to the extent those rights and interests are granted or assigned to Quest pursuant to this Agreement or the Farmout Agreement;

(v)       the procurement and maintenance of all permits required by public authorities in connection with the ownership, use or exercise by Quest of any rights or interests under, to or in connection with the Leases, to the extent those rights and interests are granted or assigned to Quest pursuant to the provisions of this Agreement or the Farmout Agreement;

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(vi)      any Taxes (including applicable penalties and interest) for which Quest has agreed to be responsible hereunder; and

(vii)     all other obligations expressly assumed by Quest under this Agreement.

(c)       Bradley Indemnification of Quest. As of and after the date of this Agreement, Bradley indemnifies and will defend Quest, its Affiliates, and its and their officers, directors, shareholders, members, managers, partners, agents, employees and representatives (collectively, “Quest Indemnified Persons” and, together with Bradley Indemnified Persons, “Indemnified Persons”) against and from all Damages incurred or suffered by such Quest Indemnified Persons:

(i)        to the extent caused by or arising out of or resulting from Bradley’s ownership, use or operation of or operations on the Lands or the Leases, except to the extent such Damages are Assumed Liabilities and except as to operations performed by Bradley as Contract Operator under the Contract Operating Agreement;

(ii)       to the extent caused by or arising out of or resulting from Bradley’s breach of any of Bradley’s covenants or agreements contained in ARTICLE 7 (COVENANTS OF THE PARTIES);

(iii)      to the extent caused by or arising out of or resulting from any breach of any representation or warranty made by Bradley contained in ARTICLE 4 (TITLE MATTERS) or ARTICLE 5 (BRADLEY REPRESENTATIONS AND WARRANTIES); or

(iv)      to the extent caused by or arising out of or resulting from Bradley’s breach of its warranty of title in the Assignment.

(d)       Bradley Indemnification for Pre-Agreement Operations. Bradley indemnifies and will defend Quest Indemnified Persons against and from all Damages incurred or suffered by such Quest Indemnified Persons to the extent caused by, arising out of or related to all operations on or in connection with Bradley’s use of or operations on or in connection with the Leases or the Lands prior to the date of this Agreement.

Section 10.2	Damages and Claims.

(a)       “Damages”, for purposes of this ARTICLE 10, means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred by any Indemnified Person arising out of or resulting from the indemnified matter, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts and costs of investigation; provided, however, that Quest and Bradley shall not be entitled to indemnification under Section 10.1 for, and “Damages” do not include, loss of profits or other consequential damages suffered by the Indemnified Person claiming indemnification, or any special or punitive damages (other than indirect, consequential, special or punitive damages suffered by third Persons and actually paid by an Indemnified Person pursuant to a Third Party Claim (as defined in Section 10.3(b)).

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(b)       Any claim for indemnity under Section 10.1 by any Indemnified Person must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Bradley and Quest shall have any rights against either Bradley or Quest under Section 10.1 except as may be exercised on its behalf by Quest or Bradley, as applicable. Each of Bradley and Quest may elect to exercise or not exercise indemnification rights under Section 10.1 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under Section 10.

Section 10.3   Indemnification Actions. All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)       For purposes of this ARTICLE 10, the term “Indemnifying Party” when used in connection with particular Damages means the Party having an obligation to indemnify the other Party with respect to such Damages pursuant to this ARTICLE 10, and the term “Indemnified Party” when used in connection with particular Damages means the Party having the right to be indemnified with respect to such Damages by the other Party pursuant to this ARTICLE 10.

(b)       To make a claim for indemnification under Section 10.1, an Indemnified party shall notify the Indemnifying Party of its claim under this Section 10.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). If the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3 does not relieve the Indemnifying Party of its obligations under Section 10.1 except to the extent the failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. If the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)       In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during the 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)       If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. Subject to the last sentence of this Section 10.3(d), the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the

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Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.3(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity) or subject the Indemnified Party to any injunctive or other equitable relief or continuing restrictions.

(e)       If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim and assume the defense thereof and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)        In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for the Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within the 30-day period that it has cured the Damages or that it disputes the claim for the Damages, the amount of the Damages shall be conclusively deemed a liability of the Indemnifying Party hereunder.

Section 10.4	Limitation on Actions.

(a)       Any claim for indemnification pursuant to Section 10.1(a)(iii) or Section 10.1(c)(iii) must be made on or prior to the date 18 months after the Second Closing Date, provided that third party claims and such claims arising from a breach of the representations and warranties set forth in Section 5.4 (Liability for Broker’s Fees), Section 5.6 (Litigation), Section 5.7 (Taxes and Assessments), Section 5.10 (Payments for Production), and Section 6.5 (Liability for Broker’s Fees), shall survive the Second Closing Date until the expiration of the applicable statute of limitations. The termination of indemnities as set forth in this clause (a) does not apply as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before the applicable termination date.

(b)       Neither Indemnified Party may make a claim against the Indemnifying Party for indemnity pursuant to Sections 10.1 unless and until the aggregate amount of Damages with respect to all claims (including, without limitation, for Third Party Claims) asserted by the

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Indemnified Party under Sections 10.1 exceeds $50,000. Once such minimum threshold in Damages has been sustained, the entirety of all Damages in excess of such minimum threshold sustained by the Indemnified Party will be compensable under this ARTICLE 10 (subject to Section 10.4(c)).

(c)       Following the date of this Agreement, the sole and exclusive remedy of a Party for any claim resulting in a breach by the other Party of the other Party’s representations, warranties, covenants, or agreements made in this Agreement or the failure of a Party to perform its obligations under this Agreement shall be a claim under ARTICLE 10, except to the extent the claim results from the fraud or willful misconduct of a Party. To the fullest extent permitted by Law and Environmental Laws, the Parties hereby waive any provision of Law and Environmental Laws to the extent that it would limit or restrict the agreements set forth in this ARTICLE 10.

ARTICLE 11

AREA OF MUTUAL INTEREST

Section 11.1   Designation of AMI. Quest and Bradley hereby create an Area of Mutual Interest (“AMI”), as set out on the AMI Plat attached as Exhibit D. Prior to Quest’s election to exercise its Purchase Option, only Bradley may elect to and acquire additional oil and gas leases or rights within the AMI. If and after Quest exercises its Purchase Option, either Quest or Bradley may elect to acquire additional oil and gas leases within the AMI (each a “New Lease”) as provided in this ARTICLE 11, and all such New Leases will be subject to this Agreement as provided in this ARTICLE 11. A lease acquired to cure or secure an interest in a Lease originally listed on the Schedule of Leases will not constitute a New Lease unless the lease contributes net mineral acreage not previously provided for on the Schedule of Leases. The AMI will expire at upon the earlier of (i) either Quest or Bradley no longer owns any oil or gas interests within the AMI or (ii) if Quest does not elect to exercise its Purchase Option. Further, if Quest does not elect to exercise its Purchase Option, Quest may not acquire any leases within the AMI for as long as Bradley owns interests within the AMI.

Section 11.2	Acquisition of New Leases within the AMI.

(a)       During the Option Period. All New Leases acquired by Bradley during the Option Period will be (i) acquired in the name of Bradley , and (ii) subject to this Agreement and the Farmout Agreement in the same manner as the Leases (as defined herein and in the Farmout Agreement, respectively), including but not limited to the depth restrictions and the 81.25% net revenue interest. If Quest wishes to acquire New Leases within the AMI during the Option Period, Quest and Bradley will work together to determine acquisition terms (i.e., bonus, royalty, rentals, and lease form). Quest will have the right to drill on the New Leases acquired by Bradley during the Option Period in order to exploit the Deep Rights to the New Leases without additional payment to Bradley during the Option Period. If Quest exercises its Purchase Option then at the Second Closing, the Purchase Price provided for in Section 3.1 will be increased by an amount equal to two-thirds of the total purchase costs paid by Bradley to third parties to acquire the New Leases (including costs of lease brokers and any legal fees paid in connection with determination of title to the minerals).

PURCHASE AND SALE AGREEMENT

(b)       After the Option Period. Provided that Quest exercises its Purchase Option, after the Second Closing either Party will have the right to acquire oil and gas leases or oil and gas rights within the AMI. The acquiring Party shall provide prompt notice of such purchase to the other Party. Such notice shall be in writing and shall include a copy of the newly acquired lease and a calculation of the total purchase cost paid by Quest to third parties to acquire such New Lease (including broker’s costs and any legal fees paid the determine mineral ownership) (collectively, “Acquisition Costs”). Quest shall have the right, but not the obligation, to acquire all right title and interest in any New Leases acquired by Bradley within the AMI after the Second Closing to the extent such relate to the Deep Rights by paying to Bradley an amount equal to two-thirds of Bradley’s Acquisition Costs. Bradley shall have the right, but not the obligation, to acquire all right, title and interest in any New Leases acquired by Quest within the AMI after the Second Closing to the extent such relate to Shallow Rights by paying to Quest an amount equal to one-third of Quest’s Acquisition Cost as set forth in such notice. If Quest elects not to exercise its Option to Purchase, Quest waives all rights to acquire any oil and gas leases or oil and gas rights within the AMI for as long Bradley owns any oil and gas interests in the AMI. After the Second Closing, the parties agree to work together to coordinate leasing programs and work together to determine acquisition terms (i.e. bonus, royalty, rentals, and lease form) to ensure efficiency in time and cost.

ARTICLE 12

OPERATIONS ON THE LEASES

Section 12.1   Shallow Rights Reservation. Subject to any assignment of Shallow Rights earned by Quest under this Agreement or the Farmout Agreement, Bradley expressly reserves all Shallow Rights in and to the Leases. Bradley has drilled various oil and gas wells into the Shallow Rights to the Leases (“Existing Shallow Wells”) and intends to continue drilling Shallow Rights wells to further develop the Shallow Rights in and to the Leases.

Section 12.2   Bradley Transportation Line. Bradley (or its Affiliate) has constructed and owns a gas transportation line traversing the Leases (the “Bradley Transportation Line”). All rights to the Bradley Transportation Line are reserved in Bradley (or its Affiliate). Any access by Quest to the Bradley Transportation Line will be as negotiated by the Parties.

Section 12.3   Shallow Rights Wells. Subject to any assignment of Shallow Rights earned by Quest under this Agreement or the Farmout Agreement, Bradley has the exclusive right to drill Shallow Rights wells on any Lease owned by Bradley in the AMI. At such time as Bradley proposes to drill Shallow Rights wells within the AMI, Bradley will provide written notice to Quest of the proposal at least 30 days prior to commencement of drilling operations on the Shallow Rights wells. Quest will have the right to participate for a 50% working interest in the proposed wells by giving to Bradley written notice of Quest’s election to so participate within 30 days after Quest’s receipt of Bradley’s proposal notice. If Bradley proposes more than one well, Quest’s election will apply to all of the Proposed wells, and not on a well-by-well basis.

Section 12.4   Quest as Operator of Deep Rights. Upon the First Closing, Quest will be named operator of record with respect to the Deep Rights to the Leases, and Quest will take over all existing and future operations of its Deep Rights wells. Bradley will serve as Contract

PURCHASE AND SALE AGREEMENT

Operator on behalf of Quest for all field operations to be conducted by Quest for development of the Deep Rights. Concurrently with the First Closing, Bradley and Quest will enter into a Contract Operating Agreement that sets out the rights and obligations of Quest and Bradley in connection with Bradley’s services as Contract Operator.

Section 12.5   Quest Exploitation of Deep Rights. Quest has the exclusive right to drill wells to exploit the Deep Rights to the Leases, without obligation to Bradley.

Section 12.6   Coordination of Drilling Operations. Quest and Bradley agree to coordinate with each other to keep each informed about their respective drilling plans so that each Party is able to exploit its right to drill without undue interference from or with the other Party. Each agrees to provide the other with its drilling plans and proposed locations as soon as reasonably possible after such locations have been selected as well as any changes to the locations.

Section 12.7	Deep Wells Capable of Production.

(a)       Following the Second Closing and upon written request by Quest made within 60 days after Quest has completed a well in the Deep Rights determined by Quest to be a well capable of producing oil and/or gas in paying quantities in the Deep Rights, Bradley shall execute and deliver to Quest an assignment of all Bradley’s right, title, and interest in and to the Shallow Rights to the Leases insofar as they cover lands covering not less than (i) 80 acres around the well as to the Deep Rights and (ii) 40 acres around the well as to the Shallow Rights, with the assigned acreage conforming as nearly as practical to the drillsite Lease lines, and may include adjoining Leases if the drillsite Lease contains less than 80 acres; provided, however, that the assignment shall not be limited in depth, but shall, in fact, include an assignment of said Lease or Leases in so far as they cover any and all depths to which Bradley has rights, subject to the geographic size limitations contemplated by the preceding sentence. Provided that if Quest has delivered notice to Bradley of Quest’s intent to drill a Deep Rights well at least 30 days prior to Quest’s commencement of drilling, Bradley agrees not to conduct any Shallow Rights drilling operations within a 40 acre area around the proposed Deep Rights well. Bradley’s commitment not to drill within the 40 acre area will expire when the Deep Rights well is plugged and abandoned or six months after the notice of the location if Quest has not commenced operations on the Deep Rights well within the six-month period, whichever occurs first.

(b)       Following the Second Closing, Quest shall have the ability to file of record a Memorandum of Rights putting the public on notice of Quest’s right to earn the Shallow Rights as provide for in Section 12.7(a).

ARTICLE 13

MISCELLANEOUS

Section 13.1   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any counterpart may be signed in facsimile; any facsimile shall be replaced with the signed original as soon as reasonably practicable.

PURCHASE AND SALE AGREEMENT

Section 13.2   Notices. All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Bradley:	Bradley Energy U.S.A., Inc.

c/o Mr. Ralph L. Bradley

7548 Totier Creek Farm Road

Scottsville, Virginia 24590

Telephone:	434-286-7600
Facsimile:	434-286-7341
Email:	rbradley@netenergy.com

With copy to:	Barbara J. Bordelon

Attorney at Law

6363 Woodway, Suite 975

Houston, Texas 77057

Telephone:	713-334-6600
Facsimile:	713-33406647
Email:	bbordelon@cypressmail.com

If to Quest:	Quest Oil & Gas, LLC

c/o Mr. Jerry Cash

210 Park Avenue

Suite 2750

Oklahoma City, Oklahoma 73102

Telephone:	405-600-7704
Facsimile:	405-840-9897
Email:	jcash@qrcp.net

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3   Sales or Use Tax, Recording Fees and Similar Taxes and Fees. Quest shall pay any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby, except that Bradley shall be responsible for the payment of fees associated with the release of liens on the Leases. If such transfers or transactions are exempt from any such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Quest will timely furnish to Bradley such certificate or evidence.

Section 13.4   Expenses. All expenses incurred by Bradley in connection with or related to the authorization, preparation or execution of this Agreement, the Assignment delivered hereunder and the Exhibits, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by

PURCHASE AND SALE AGREEMENT

Bradley, shall be borne solely and entirely by Bradley, and all such expenses incurred by Quest shall be borne solely and entirely by Quest.

Section 13.5   Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws otherwise applicable to such determinations. Exclusive jurisdiction and venue for any lawsuit in connection with this Agreement will be in the state courts of the Commonwealth of Pennsylvania.

Section 13.6   Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.7   Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.8   Assignment. No Party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void; provided, however, Quest may assign this Agreement to an Affiliate without obtaining Bradley’s consent thereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.9   Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.10 Amendment; Waivers. This Agreement may be amended or modified only by an agreement in writing executed by both Parties. No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 13.11 No Third-Party Beneficiaries. Nothing in this Agreement entitles any Person other than Quest and Bradley to any claim, cause of action, remedy or right of any kind.

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PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been signed by each of the Parties as of the date first above written.

Bradley Energy U.S.A., Inc.

By:	/s/ Ralph L. Bradley
Ralph L. Bradley, President

QUEST OIL & GAS, LLC
By:	Quest Resources Corporation

By:	/s/ Jerry Cash
Jerry Cash, Chief Executive Officer

PURCHASE AND SALE AGREEMENT

EXHIBIT A

Attached to and made a part of that certain Purchase and Sale Agreement dated as of June 4, 2008 between Bradley Energy U.S.A., Inc. and Quest Oil & Gas, LLC

Schedule of Leases

[see attached]

A-1

PURCHASE AND SALE AGREEMENT

EXHIBIT B

Attached to and made a part of that certain Purchase and Sale Agreement dated as of June 4, 2008 between Bradley Energy U.S.A., Inc. and Quest Oil & Gas, LLC

Schedule of Material Contracts

[See attached]

B-1

PURCHASE AND SALE AGREEMENT

EXHIBIT C

Attached to and made a part of that certain Purchase and Sale Agreement dated as of June 4, 2008 between Bradley Energy U.S.A., Inc. and Quest Oil & Gas, LLC

Form of Assignment

[See attached]

C-1

PURCHASE AND SALE AGREEMENT

EXHIBIT D

Attached to and made a part of that certain Purchase and Sale Agreement dated as of June 4, 2008 between Bradley Energy U.S.A., Inc. and Quest Oil & Gas, LLC

AMI Plat

[See attached]

D-1

PURCHASE AND SALE AGREEMENT